EXHIBIT 99.2

SPORTS ARENAS, INC. PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give effect to the sale of the University City Village apartment project (Apartments) owned by UCV, L.P., an unconsolidated subsidiary, on April 1, 2003. The sale price was $58,400,000 in cash. After deducting selling expenses ($2,314,000), paying mortgage loans ($38,000,000), and the refund of lender impounds ($1,340,000), the net sale proceeds to UCV was approximately $19,156,000 and UCV's gain from sale was approximately $52,737,000. UCV is planning on distributing a cumulative amount of approximately $4,000,000 to $5,000,000 of such proceeds to the Company in partial liquidation of its partnership interest in UCV. Of this total, UCV distributed $1,000,000 to the Company from the proceeds of funds released from escrow on March 17, 2003 and distributed another $1,500,000 to the Company in April 2003. The remaining funds will be reinvested by UCV in "like-kind" property to defer a portion of the income tax consequences of the sale. The unaudited pro forma condensed consolidated statements of income were prepared as if the sale had occurred as of the beginning of the periods presented (i.e. July 1, 2001, the first day of the Company's fiscal year) and the unaudited pro forma condensed consolidated balance sheet was prepared as if the sale occurred as of March 31, 2003. These statements do not purport to represent what the results of operations or financial position of the Company would actually have been if the sale had occurred on the dates referred to above or to be indicative of the future results of operation or financial position of the Company. The unaudited pro forma condensed consolidated financial statements should be read together with the audited financial statements and notes thereto as included in the Company's Form 10-K for the fiscal year ended June 30, 2002 and the unaudited Quarterly Report on Form 10Q for the periods ended September 30, 2002, December 31, 2002 and March 31, 2003.


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

Sports Arenas, Inc. Pro Forma Condensed Consolidated Balance Sheet, March 31, 2003 (Unaudited)

                                                         As           Pro-Forma
                                                      Reported      Adjustments       Pro Forma
                                                    ------------    ------------    ------------
                 ASSETS
Current assets:
  Cash and cash equivalents .....................   $    185,349    $  1,500,000    $  1,685,349
  Trade receivables .............................        449,727            --           449,727
  Note receivable- affiliate, net ...............           --              --
  Inventories ...................................        633,086            --           633,086
  Prepaid expenses ..............................         61,830            --            61,830
                                                    ------------    ------------    ------------
      Total current assets ......................      1,329,992       1,500,000       2,829,992
                                                    ------------    ------------    ------------

Property and equipment, at cost:
  Equipment and leasehold improvements ..........      2,349,716            --         2,349,716
   Less accumulated depreciation and
      amortization ..............................     (1,472,072)           --        (1,472,072)
                                                    ------------    ------------    ------------
       Net property and equipment ...............        877,644            --           877,644
                                                    ------------    ------------    ------------

Other assets:
  Intangible assets, net ........................          9,321            --             9,321
  Investments ...................................         67,000       5,398,910       5,465,910
  Other .........................................         95,999            --            95,999
                                                    ------------    ------------    ------------
                                                         172,320       5,398,910       5,571,230
                                                    ------------    ------------    ------------

                                                    $  2,379,956    $  6,898,910    $  9,278,866
                                                    ============    ============    ============

 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Notes payable- short term .....................   $    340,587    $       --      $    340,587
  Current portion of long-term debt .............          7,553            --             7,553
  Accounts payable ..............................        594,850            --           594,850
  Accrued payroll and related expenses ..........        310,130            --           310,130
  Accrued interest ..............................          6,837            --             6,837
  Income taxes payable ..........................           --           300,000         300,000
  Other liabilities .............................        146,537            --           146,537
                                                    ------------    ------------    ------------
    Total current liabilities ...................      1,406,494         300,000       1,706,494
                                                    ------------    ------------    ------------

Distributions received in excess of basis
  in investment .................................     19,469,090     (19,469,090)           --
                                                    ------------    ------------    ------------

Deferred tax liabilities, net ...................           --         5,900,000       5,900,000
                                                    ------------    ------------    ------------

Other liabilities ...............................        228,000        (228,000)           --
                                                    ------------    ------------    ------------

Minority interest in consolidated
  subsidiary ....................................        431,839            --           431,839
                                                    ------------    ------------    ------------

Commitments and contingencies

Shareholders' equity (deficit):
  Common stock ..................................        272,500            --           272,500
  Additional paid-in capital ....................      1,730,049            --         1,730,049
  Retained earnings (Accumulated deficit)........    (18,866,524)     20,396,000       1,529,476
                                                    ------------    ------------    ------------
                                                     (16,863,975)     20,396,000       3,532,025
  Less note receivable from shareholder .........     (2,291,492)           --        (2,291,492)
                                                    ------------    ------------    ------------
     Total shareholders' equity (deficit)........    (19,155,467)     20,396,000       1,240,533
                                                    ------------    ------------    ------------

                                                    $  2,379,956    $  6,898,910    $  9,278,866
                                                    ============    ============    ============

Sports Arenas, Inc. Pro Forma Condensed  Consolidated Statement of Income (Loss)
- Unaudited - For the Twelve Months Ended June 30, 2002

                                                                     Pro-Forma
                                                     As Reported    Adjustments      Pro Forma
                                                    ------------    ------------    ------------
Revenues:
  Bowling .......................................   $  1,783,545    $       --      $  1,783,545
  Rental ........................................        190,234            --           190,234
  Golf ..........................................      2,589,293            --         2,589,293
  Other .........................................        329,402            --           329,402
  Other-related party ...........................        186,371        (186,371)           --
                                                    ------------    ------------    ------------
                                                       5,078,845        (186,371)      4,892,474
                                                    ------------    ------------    ------------

Costs and expenses:
  Bowling .......................................      1,404,006            --         1,404,006
  Rental ........................................        189,458            --           189,458
  Golf ..........................................      2,604,436            --         2,604,436
  Selling, general, and administrative ..........      2,610,451            --         2,610,451
  Depreciation and amortization .................        307,948         (53,420)        254,528
  Provision for impairment losses ...............         44,915            --            44,915
                                                    ------------    ------------    ------------
                                                       7,161,214         (53,420)      7,107,794
                                                    ------------    ------------    ------------

Loss from operations ............................     (2,082,369)       (132,951)     (2,215,320)
                                                    ------------    ------------    ------------

Other income (charges):
  Investment income:
    Related party ...............................         27,890            --            27,890
    Other .......................................          1,807            --             1,807
  Interest expense ..............................        (84,679)           --           (84,679)
  Equity in income of investees .................        125,944      26,260,267      26,386,211
                                                    ------------    ------------    ------------
                                                          70,962      26,260,267      26,331,229
                                                    ------------    ------------    ------------

Income (loss) from continuing operations
  before taxes ..................................     (2,011,407)     26,127,316      24,115,909

Provision for income taxes ......................           --         6,200,000       6,200,000
                                                    ------------    ------------    ------------

Income from continuing operations ...............     (2,011,407)     19,927,316      17,915,909

Extraordinary loss from early
  extinguishment of investee debt ...............       (167,521)        167,521            --
                                                    ------------    ------------    ------------

Net income (loss) ...............................    $(2,178,928)   $ 20,094,837    $ 17,915,909
                                                    ============    ============    ============

Basic an diluted net income (loss)
per common
  share from:
     Continuing operations ......................   $      (0.07)                  $       0.66
     Extraordinary items ........................          (0.01)                           --
                                                    ------------                    ------------
                                                    $      (0.08)                  $       0.66
                                                    ============                    ============

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



Sports Arenas, Inc. Pro Forma Condensed Consolidated Statement of Income (Loss)- Unaudited - For the Nine Months Ended March 31, 2003

                                                                     Pro-Forma
                                                    As Reported     Adjustments       Pro Forma
                                                    ------------    ------------    ------------
Revenues:
  Bowling .......................................   $  1,197,104    $       --      $  1,197,104
  Rental ........................................         59,622            --            59,622
  Golf ..........................................      1,973,303            --         1,973,303
  Other .........................................        164,155            --           164,155
  Other-related party ...........................        146,229        (146,229)           --
                                                    ------------    ------------    ------------
                                                       3,540,413        (146,229)      3,394,184
                                                    ------------    ------------    ------------

Costs and expenses:
  Bowling .......................................        994,015            --           994,015
  Rental ........................................         56,200            --            56,200
  Golf ..........................................      1,799,188            --         1,799,188
  Selling, general, and administrative ..........      1,851,900            --         1,851,900
  Depreciation and amortization .................        197,457         (40,065)        157,392
  Impairment loss ...............................         88,881            --            88,881
                                                    ------------    ------------    ------------
                                                       4,987,641         (40,065)      4,947,576
                                                    ------------    ------------    ------------

Loss from operations ............................     (1,447,228)       (106,164)     (1,553,392)
                                                    ------------    ------------    ------------

Other income (charges):
  Investment income-related party ...............         24,230            --            24,230
  Interest expense ..............................        (56,181)           --           (56,181)
  Equity in income of investees .................        429,876        (104,876)        325,000
                                                    ------------    ------------    ------------
                                                         397,925        (104,876)        293,049
                                                    ------------    ------------    ------------

Net loss ........................................   $ (1,049,303)   $   (211,040)   $ (1,260,343)
                                                    ============    ============    ============

Basic an diluted net loss per common share
  based on 27,250,000 weighted average
  common shares outstanding .....................   $      (0.04)                   $      (0.05)
                                                    ============                    ============


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



Sports  Arenas,  Inc.  Notes  to  Pro  Forma  Condensed  Consolidated  Financial
Statements

1. These unaudited pro forma financial statements present results of operations as if UCV's sale of University City Village apartments occurred as of April 1, 2001 (the first day of UCV, L.P.'s fiscal year) and present financial position as if the sale occurred on December 31, 2002, the end of UCV's third fiscal period. The pro forma adjustments include the elimination of the equity in income of UCV, the amortization of step up in basis and management and development fees recorded for the periods presented, as well as additional adjustments described below.

2. Cash

     UCV is planning on distributing a cumulative amount of approximately $4,000,000 to $5,000,000 of such proceeds to the Company in partial liquidation of its partnership interest in UCV. Of this total, UCV distributed $1,000,000 to the Company from the proceeds of funds released from escrow on March 17, 2003 and distributed another $1,500,000 to the Company in April 2003. Cash is adjusted to treat the distribution in April 2003 as though it were made to the Company on March 31, 2003.

3. Investments and Distributions Received in Excess of Basis in Investment:

     The line item in liabilities and shareholders' deficit was adjusted as follows:

            Investments as reported                   $    67,000
                                                      -----------
            Reclassify balance from liability         (19,469,090)
            Equity in gain on sale                     26,368,000
            Distribution to Company in April 2003      (1,500,000)
                                                      -----------
              Net adjustment                            5,398,910
                                                      -----------

            Investments, pro forma                    $ 5,465,910
                                                      ===========

4. Equity in Income of Investees:

     The pro forma income statement for the fiscal year ended June 30, 2002 reflects both the increase for the equity in the gain from the sale of UCV of $26,368,000 and a decrease of $107,733 to eliminate the Company's equity in the operations of UCV after April 1, 2001.

5. Other liabilities:

     Other Liabilities represents a portion of development fees received from UCV. The pro-forma balance sheet reflects a decrease to Other Liabilities of $228,000 to reflect the recognition of the deferred revenue related to UCV.

6. Shareholders' Equity (Deficit):

     The pro forma balance sheet reflects adjustments to Shareholders' Equity (Accumulated deficit) to reflect the equity in the gain on sale of $26,368,000 and the income recognized related to the deferred revenue in Other Liabilities ($228,000).

7. Estimated income taxes

     The pro forma balance sheet includes an estimate of income taxes after deducting the estimated net operating loss carry-forwards for federal and state income tax purposes. UCV intends to invest most of the proceeds from the sale into like-kind property thereby deferring the income tax consequences of the sale to the extent the proceeds are reinvested. UCV is planning on distributing $4,000,000 to $5,000,000 of the proceeds to the Company in partial liquidation of it partnership interest in UCV. As a result, the Company expects to report taxable income of $12,000,000 to $15,000,000 in the tax return for the fiscal year ending June 30, 2004 depending on the amount of distributions eventually received by the Company. The Company estimates it has net operating loss carryforwards of $12,000,000 and $3,500,000 for federal and state income tax purposes, respectively. The pro forma balance sheet includes an estimate of the income taxes payable based on the gain the Company estimates it would report based on the $2,500,000 of distributions from the sale the Company has received to date.

                                       5